Exhibit 1(a)(7)

JOHN HANCOCK BOND TRUST

Establishment and Designation of

New Class R6 Shares

of Beneficial Interest of

John Hancock Focused High Yield Fund

Series of John Hancock Bond Trust

It is hereby stated that:

1.	This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on November 29, 1984 under the name Criterion Bond Fund.

2.	The present name of the business trust is John Hancock Bond Trust (the "Trust"), operating pursuant to an Amended and Restated Declaration of Trust dated January, 22 2016, as amended or restated from time to time (the "Declaration of Trust").

3.	The Trustees of the Trust, acting pursuant to Article V, Section 5.4 of the Declaration of Trust, established and designated Class R6 shares of John Hancock Focused High Yield Fund.

4.	The following is a true copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on June 23-25, 2016, to establish and designate Class R6 shares of John Hancock Focused High Yield Fund, and that such resolutions have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that, in accordance with Article V, Section 5.4 of the Amended and Restated Declaration of Trust of John Hancock Bond Trust (“JHBT”) as may be amended or restated (the "Declaration of Trust"), the Trustees hereby establish and designate Class R6 shares (the ''New Share Class") of the Acquiring Fund, as described at the meeting, the rights and preferences of such shares to be as described in the New Share Class prospectus and statement of additional information to be included in JHBT's registration statement on Form N-lA ("Registration Statement"); and

FURTHER RESOLVED, that the officers of JHBT be, and each of them acting singly hereby is, authorized and directed, for and on behalf of the JHBT, to take all action and execute all documents which any one or more of them may deem to be necessary or appropriate to effectuate the foregoing resolution and to carry out the purposes thereof.

Series of Shares	Share Class
John Hancock Focused High Yield Fund	Class R6

IN WITNESS WHEREOF, I have affixed my signature this 19th day of July, 2016.

JOHN HANCOCK BOND TRUST

By:	/s/ Harsha Pulluru
Harsha Pulluru
Assistant Secretary